Exhibit 99.1

Optinose names Sandra L. Helton as Director and Chairperson
of the Company’s Audit Committee

YARDLEY, Pa., Feb. 22, 2018— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced its Board of Directors has named Sandra L. Helton as a new director.

Sandra L. Helton serves on the Board of Directors of Principal Financial Group, a global diversified financial institution, where she chairs the Audit Committee and serves on Principal’s Executive Committee and Finance Committee, which she previously chaired.

Prior to the acquisition of Lexmark International Inc. in November 2016, she served on their Board of Directors and Finance and Audit Committee. Ms. Helton also served on the board of Covance Inc., a global drug development services company, prior to LabCorp acquiring the company in 2015. She chaired the Finance and Audit Committee and served on the Nominating and Governance Committee of Covance.

Ms. Helton was Executive Vice President and Chief Financial Officer, and member of the Board of Directors of Telephone and Data Systems, Inc. from 1998 through 2006. Her responsibilities included strategic planning, finance and information systems, among other functions. Ms. Helton also served on the Boards of United States Cellular Corporation and Aerial Corporation, TDS’s publicly traded subsidiaries. Before TDS, Ms. Helton was Vice President, Corporate Controller of Compaq Computer Corporation. Prior to Compaq, Ms. Helton held over a dozen increasingly responsible positions during her 26-year tenure with Corning Incorporated.

Ms. Helton serves on the Board and Executive Committee of Northwestern Memorial Foundation. She previously served on the Board of Northwestern Memorial Health Care, a nationally recognized academic medical center, where she chaired the Audit Committee and was a member of the Executive, Finance and Investment Committees. She holds an S.M. in Finance from Massachusetts Institute of Technology’s Sloan School of Management and graduated summa cum laude with a B.S. in Mathematics from the University of Kentucky.

"We are pleased to welcome Sandy to the Optinose Board of Directors," stated Optinose CEO Peter Miller. "Her global executive-level experience in a variety of industries, along with her financial and accounting acumen, support our belief that she is an exceptional candidate to join our Board and be the chair of our Audit Committee."

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway. To learn more, please visit www.optinose.com.

Exhibit 99.1

Optinose Media Contact
Kate Traynor, Sloane & Company
Ktraynor@sloanepr.com
212.446.1871

Optinose Investor Contact
Jonathan Neely
Jonathan.neely@optinose.com
267.521.0531

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